Exhibit 107

Calculation of Filing Fee Tables

424(b)(4)

(Form Type)

Jamf Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(r)	10,000,000	$18.25	$182,500,000.00	0.00014760	$26,937.00
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Total Offering Amounts						$182,500,000.00
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$26,937.00

(1)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).